Exhibit 5.1

April 6, 2023
Altus Power, Inc.
2200 Atlantic Street, 6th Floor
Stamford, CT 06902

Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Altus Power, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $200 million of shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, which the Company may offer and sell from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-269337) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on January 20, 2023 and declared effective by the Commission on February 1, 2023 (the “Registration Statement”).
The offering and sale of the Shares are being made pursuant to the Controlled Equity Offering Sales AgreementSM, dated as of April 6, 2023 (the “Sales Agreement”), by and among the Company, Cantor Fitzgerald & Co., Nomura Securities International, Inc. and Truist Securities, Inc.
In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Third Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, (b) the Second Amended and Rested Bylaws of the Company, as in effect on the date hereof, (c) Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, (d) the Sales Agreement, (e) resolutions of the Board of Directors of the Company or committees thereof relating to, among other matters, the filing of the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares and (f) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares to be issued and sold by the Company have been duly authorized for

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Altus Power, Inc.
April 6, 2023

issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.
With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
This opinion is for your benefit in connection with the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our firm’s name contained therein and in the prospectus supplement to the Registration Statement related to the offering of the Shares under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Cozen O’Connor P.C.
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